EXHIBIT 99.1
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                             U. S. GOLD CORPORATION

                             N E W S  R E L E A S E

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724

           U.S. Gold Reports Its JV Partner at the Tonkin Springs Mine
             Initiates Exploration Program, Continues Moving Permit
                   Amendments Forward to Begin Gold Production

Denver, CO. - June 16, 2004 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US 8) reported today that its joint venture partner and project manager, BacTech Mining Corporation (TSX-V: BM), at the Tonkin Springs mine in Eureka County, Nevada, is proceeding with a two-fold exploration program. The program objectives are to enlarge the known deposits with infill and step-out drilling at existing pits, and to begin field work to identify targets for subsequent drilling to discover new deposits. BacTech estimates the exploration program's initial phase at approximately $440,000 and anticipates commencement of drilling at the end of the third quarter of 2004, subject to receipt of the necessary drilling permits. In addition, BacTech is aggressively working with the various permitting agencies to obtain permit amendments necessary to commence gold production at Tonkin Springs.

BacTech's positive feasibility study for Tonkin Springs, completed in May and principally prepared by Micon International Limited ("Micon") of Toronto, Canada, states that the project's gold production will average 100,000 ounces/annum over five years with average cash costs of $238/ounce. It is estimated that at peak production level of 135,000 ounces/annum the cash costs will be $175/ounce. Micon recommended immediate development to production.

Exploration for new deposits will be targeted on the northern section of the property where there have been several significant gold discoveries in close proximity to Tonkin Springs. The ultimate target in this area is anticipated to be the lower plate carbonate rocks which are favorable for hosting disseminated gold mineralization similar to the 5 million ounce Cortez Hills discovery of Placer Dome and their follow up discovery at ET Blue. Place Dome's property adjoins Tonkin Springs on its northern boundary and Placer Dome is U.S. Gold's fourth largest shareholder.

THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS. OPERATING, EXPLORATION AND FINANCIAL DATA, AND OTHER STATEMENTS IN THIS PRESS RELEASE ARE BASED ON INFORMATION THAT THE COMPANY BELIEVES REASONABLE, BUT INVOLVE SIGNIFICANT UNCERTAINTIES AS TO FUTURE GOLD PRICES, COSTS, ORE GRADES, MINING AND PROCESSING CONDITIONS, AND REGULATORY AND PERMITTING MATTERS. ACTUAL RESULTS AND TIMETABLES COULD VERY SIGNIFICANTLY.